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                     December 23, 2020

       Daniel Levin
       Chief Financial Officer
       Oaktree Capital Group, LLC
       333 South Grand Avenue, 28th Floor
       Los Angeles, CA 90071

                                                        Re: Oaktree Capital
Group, LLC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-35500

       Dear Mr. Levin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance